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                                 PETILLON & HANSEN

                                   May 13, 1998



Bonded Motors, Inc.
7522 S. Maie Avenue
Los Angeles, California 90001

Ladies and Gentlemen:


At your request, we are rendering this opinion in connection with the proposed sale by Bonded Motors, Inc., a California corporation (the "Company"), of up to 1,800,000 shares of Common Stock, no par value per share (the "Common Stock"), of the Company (the "Company Shares"), 500,000 shares of Common Stock by certain selling shareholders (the "Selling Shareholders' Shares"), warrants to purchase up to 75,000 shares of Common Stock to be issued to the Representatives of the Underwriters (the "Representatives' Warrants"), 75,000 shares of Common Stock underlying the Representatives' Warrants (the "Warrant Shares"), and any additional shares of Common Stock of the Company which may be registered pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

We have examined instruments, documents, and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations, and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination we are of the opinion that, upon the issuance against payment of the purchase price therefor and sale of the Company Shares by the Company (of which up to 300,000 shares are to be issued to cover over-allotments, if any) in conformity with and pursuant to the Registration Statement, the Company Shares will be duly authorized, validly issued, fully paid and nonassessable.

We are of the opinion that the Selling Shareholders' Shares have been duly authorized and are validly issued, fully paid and non-assessable.



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Bonded Motors, Inc.
May 13, 1998
Page 2


We are of the opinion that, upon the issuance and sale of the Representatives' Warrants in conformity with and pursuant to the Registration Statement, the Representatives' Warrants will be duly authorized, validly issued, fully paid and non-assessable.

We are of the opinion that, upon exercise and payment of the exercise price therefor in accordance with the terms of the Representatives' Warrants, the Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name wherever it appears in the Registration Statement and Prospectus included therein, and any amendment or supplement thereto. In giving such consent, we do not consider that we are "experts" within the meaning of such terms as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

Petillon & Hansen